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CIGNA CORPORATION                                                    EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
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                                                         THREE MONTHS ENDED
                                                               MARCH 31,
                                                         1995          1994
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
Income before income taxes                         $         402   $         170
                                                     ------------    ------------

Fixed charges included in income:
    Interest expense                                          32              30
    Interest portion of rental expense                        23              25
                                                     ------------    ------------

Total fixed charges included in income                        55              55
                                                     ------------    ------------

Income available for fixed charges                 $         457   $         225
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RATIO OF EARNINGS TO FIXED CHARGES                           8.3             4.1
- ----------------------------------------------------=============================
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